Pricing Supplement No. 41 Dated January 11, 1996
(To Prospectus and Prospectus Supplement
Dated October 10, 1995)
                                            Rule 424(b)(3)
                                         Registration Statement
                                             No. 33-55945


                      U.S.$34,000,000

                 FORD MOTOR CREDIT COMPANY

            Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue

            Ford Motor Credit Company ("Ford Credit") has designated $34,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase the Notes at a price of 99.875% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:              January 17, 1996

Principal Amount:        $34,000,000

Interest Rate Basis:     5.695% from and including January 17, 1996 to, but
                         excluding, the first Interest Reset Date and thereafter LIBOR having an Index Maturity of three months plus 7 basis points

Interest Reset Dates:    Quarterly on March 2, June 2, September 2 and
                         December 2 commencing March 2, 1996

Interest Payment Dates:  The 2nd day of the months of March, June,
                         September and December commencing March 2, 1996

Stated Maturity:         September 2, 1997

Reference Agent:         Chemical Bank




                       MERRILL LYNCH & CO.